UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)


                           WRIGHT MEDICAL GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   98235T-107
                                   ----------
                                 (CUSIP Number)


                                  July 30, 2003
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]   Rule 13d-1(b)
            [ ]   Rule 13d-1(c)
            [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 pages

--------------------------                            --------------------------
CUSIP No.  98235T-107                 13G             Page  2  of  9  Pages
                                                           ---    ---
--------------------------                            --------------------------
--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg, Pincus Equity Partners, L.P. -
       (IRS Identification No. 13-3986317)
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]

                                                                (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       10,842,617
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   10,842,617
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,842,617
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       33.1%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
CUSIP No.  98235T-107                 13G             Page  3  of  9  Pages
                                                           ---    ---
--------------------------                            --------------------------
--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]

                                                                (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       10,842,617
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   10,842,617
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,842,617
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       33.1%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

--------------------------                            --------------------------
CUSIP No.  98235T-107                 13G             Page  4  of  9  Pages
                                                           ---    ---
--------------------------                            --------------------------
--------------------------------------------------------------------------------
     1 NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Warburg Pincus LLC- (IRS Identification No. 13-4069737)
--------------------------------------------------------------------------------
     2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]

                                                                (b) [X]
--------------------------------------------------------------------------------
     3 SEC USE ONLY

--------------------------------------------------------------------------------
     4 CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                 5 SOLE VOTING POWER

                   0
              ------------------------------------------------------------------
  NUMBER OF      6 SHARED VOTING POWER
   SHARES
BENEFICIALLY       10,842,617
  OWNED BY    ------------------------------------------------------------------
    EACH         7 SOLE DISPOSITIVE POWER
  REPORTING
   PERSON          0
    WITH      ------------------------------------------------------------------
                 8 SHARED DISPOSITIVE POWER

                   10,842,617
--------------------------------------------------------------------------------
     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,842,617
--------------------------------------------------------------------------------
    10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [ ]
--------------------------------------------------------------------------------
    11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       33.1%
--------------------------------------------------------------------------------
    12 TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

This Amendment No. 3 to Schedule 13G amends and restates in its entirety Amendment No. 2 to Schedule 13G, which amended the initial Schedule 13G filed by Warburg, Pincus Equity Partners, L.P. ("WPEP"), Warburg Pincus & Co. ("WP") and Warburg Pincus LLC ("WP LLC") with the Securities and Exchange Commission with respect to the common stock, par value $.01 per share (the "Common Stock") of Wright Medical Group, Inc.

Item 1(a)               Name of Issuer:
                        --------------

                        Wright Medical Group, Inc.

Item 1(b)               Address of Issuer's Principal Executive Offices:
                        -----------------------------------------------

                        5677 Airline Road
                        Arlington, TN 37002

Items 2(a)
and 2(b)                Name of Person Filing; Address of Principal Business
                        ----------------------------------------------------
                        Office:
                        ------

This Amendment No. 3 to Schedule 13G is being filed by and on behalf of (a) WPEP; (b) WP; and (c) WP LLC. WPEP has three affiliated partnerships: Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership. WP is the sole general partner of WPEP. WPEP is managed by WP LLC. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c)               Citizenship:
                        -----------

                        WPEP is a Delaware limited partnership, WP is a New York general partnership and WP LLC is a New York limited liability company.

Item 2(d)               Title of Class of Securities:
                        ----------------------------

                        Common Stock, par value $0.01 per share

Item 2(e)               CUSIP Number:
                        ------------

                        98235T-107

Item 3                  If this statement is filed pursuant to
                        --------------------------------------
                        ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check
                        -------------------------------------------------
                        whether the person is filing as a:
                        ---------------------------------

                        Not Applicable


                               Page 5 of 9 pages

Item 4.                 Ownership:
                        ---------

                        WPEP, WP and WP LLC have shared dispositive and voting power with respect to 12,842,613 shares of Common Stock, which includes 345,455 shares represented by Common Stock warrants acquired in December 1999.

                        Warburg, Pincus Equity Partners, L.P.
                        -------------------------------------

                        (a) Amount beneficially owned: 10,842,617 shares of Common Stock, as of July 30, 2003.

                        (b) Percent of Class: 33.1% (based on the number of shares outstanding as of May 5, 2003)

                        (c)  (i)   Sole power to vote or direct the vote:
                                   -0-

                             (ii)  Shared power to vote or direct the vote:
                                   10,842,617

                             (iii) Sole power to dispose of or direct the
                                   disposition of: -0-

                             (iv) Shared power to dispose of or direct the disposition of: 10,842,617

                        Warburg Pincus & Co.
                        --------------------

                        (a) Amount beneficially owned: 10,842,617 shares of Common Stock, as of July 30, 2003.

                        (b) Percent of Class: 33.1% (based on the number of shares outstanding as of May 5, 2003)

                        (c)  (i)   Sole power to vote or direct the vote:
                                   -0-

                             (ii)  Shared power to vote or direct the vote:
                                   10,842,617

                             (iii) Sole power to dispose of or direct the
                                   disposition of: -0-


                               Page 6 of 9 pages

                             (iv) Shared power to dispose of or direct the disposition of: 10,842,617

                        Warburg Pincus LLC
                        ------------------

                        (a) Amount beneficially owned: 10,842,617 shares of Common Stock, as of July 30, 2003.

                        (b) Percent of Class: 33.1% (based on the number of shares outstanding as of May 5, 2003)

                        (c)  (i)   Sole power to vote or direct the vote:
                                   -0-

                             (ii)  Shared power to vote or direct the vote:
                                   10,842,617

                             (iii) Sole power to dispose of or direct the
                                   disposition of: -0-

                             (iv) Shared power to dispose of or direct the disposition of: 10,842,617

Item 5                  Ownership of Five Percent or Less of a Class:
                        --------------------------------------------

                        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6                  Ownership of More than Five Percent on Behalf of
                        ------------------------------------------------
                        Another Person:
                        --------------

                        Not Applicable

Item 7                  Identification and Classification of the Subsidiary
                        ---------------------------------------------------
                        Which Acquired the Security Being Reported on By the
                        ----------------------------------------------------
                        Parent Holding Company:
                        ----------------------

                        Not Applicable


                               Page 7 of 9 pages

Item 8                  Identification and Classification of Members of the
                        ---------------------------------------------------
                        Group:
                        -----

                        WPEP, WP and WP LLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Each of WPEP, WP and WP LLC disclaims beneficial ownership of all of the Common Stock, other than those reported herein as being owned by it.

Item 9                  Notice of Dissolution of Group:
                        ------------------------------

                        Not Applicable

Item 10                 Certification:
                        -------------

                        Not Applicable


                               Page 8 of 9 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 31, 2003

WARBURG, PINCUS EQUITY PARTNERS, L.P.

By:   Warburg Pincus & Co., General Partner


By:  /s/ Scott A. Arenare
     --------------------
Name:   Scott A. Arenare
Title:  Partner


WARBURG PINCUS & CO.


By:  /s/ Scott A. Arenare
     --------------------
Name:   Scott A. Arenare
Title:  Partner


WARBURG PINCUS LLC


By:  /s/ Scott A. Arenare
     --------------------
Name:   Scott A. Arenare
Title:  Managing Director


                               Page 9 of 9 pages